UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2011
QLT Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C., Canada,	V5T 4T5

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (604) 707-7000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 14, 2011, Suzanne M. Cadden, age 52, was appointed Senior Vice President, Development of QLT Inc. (the “Company”). Ms. Cadden reports to Robert L. Butchofsky, President and Chief Executive Officer. There is no arrangement or understanding between Ms. Cadden and any other person pursuant to which Ms. Cadden was selected for her new position with the Company. There are no transactions in which Ms. Cadden has an interest requiring disclosure under Item 404(a) of Regulation S-K. As Senior Vice President, Development, Ms. Cadden will be a Section 16 reporting officer.
Prior to being promoted to Senior Vice President, Development, Ms. Cadden served as QLT’s Vice President, Regulatory Affairs, a position she held since September 2010, and Vice President, Regulatory and Clinical Affairs, since February 23, 2011. Ms. Cadden came to QLT with over 23 years of global regulatory experience in both the large global pharma and small biotechnology sectors. Prior to joining QLT, Ms. Cadden was Vice President, Regulatory Affairs and Compliance at ImmunoGen, Inc., where she was responsible for developing global regulatory strategies and relationships with regulatory authorities, and achieving global Orphan Drug Designations. Previously, Ms. Cadden held various clinical and regulatory senior officer positions at pharmaceutical companies, including Vice President, Regulatory Affairs and Clinical Operations (Global) at ActivBiotics, Inc., where she was responsible for regulatory and clinical development strategies and CRO management. Ms. Cadden received her Bachelor of Science in Biochemistry and Nutrition from the University of Guelph and her Master of Science in Pharmacology from the University of Western Ontario.
In connection with Ms. Cadden’s promotion to Senior Vice President, Development, the Company and Ms. Cadden entered into an addendum to Ms. Cadden’s employment agreement with the Company, which provides that Ms. Cadden will be paid a base salary of Cdn $310,000 per year for her service as Senior Vice President, Development, will be entitled to severance pay in the amount of twelve (12) months of her base salary if terminated by the Company under certain circumstances, and will also be eligible to receive an annual target cash incentive payment of 45% of her base salary in accordance with the Company’s annual cash incentive bonus plan, which provides cash bonuses on the achievement of goals related to individual and corporate performance in 2011. The Company’s annual cash incentive bonus plan is more fully described in the Company’s Form 8-K filed February 4, 2011. In addition, Ms. Cadden is eligible to receive an additional target cash incentive payment of 20% of her base salary upon achievement of certain clinical and regulatory milestones related to the clinical development of the Company’s punctal plug and synthetic retinoid programs during the course of 2011. The foregoing does not purport to be a complete description of Ms. Cadden’s employment agreement, as amended by the addendum (collectively, the “Employment Agreement”), and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.55 and which is incorporated herein by reference.

Pursuant to the terms of the change of control agreement effective September 15, 2011 between Ms. Cadden and the Company (the “Change of Control Agreement”), in the event of termination by the Company of Ms. Cadden’s employment without cause or by Ms. Cadden following the occurrence of a Triggering Event (as defined in the Change of Control Agreement) within a period of 24 months following a change of control of the Company, she will receive a severance payment equal to 18 months’ base salary, a cash incentive compensation entitlement (calculated as the entitlement which was available to Ms. Cadden as of immediately prior to the Involuntary Termination (as defined in the Change of Control Agreement), and certain health, retirement and relocation benefits or amounts in lieu thereof. For purposes of the Change of Control Agreement, a change of control includes a merger or other reorganization involving the Company in which the original shareholders of the Company own less than 65% of the resulting merged entity, an event in which any person acquires more than 35% of the voting securities of the Company, the sale of all or substantially all of the assets of the Company (other than to an affiliate of the Company or to an entity in which the Company’s shareholders held at least 65% of the voting securities prior to the sale), or a change in the majority of the directors constituting the Board of Directors of the Company over a period of 24 consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who have continuously been Board members since the beginning of such period or appointed or nominated for election as Board members during such period by at least a majority of the Board of Directors who have continuously been Board members since the beginning of such period. The foregoing does not purport to be a complete description of the Change of Control Agreement and is qualified in its entirety by reference to the Change of Control Agreement, a copy of which is attached hereto as Exhibit 10.56 and which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
d) Exhibits

Number	Description

10.55	Employment Agreement between QLT Inc. and Suzanne M. Cadden dated September 14, 2010, as amended by the Addendum dated September 14, 2011.

10.56	Change of Control Agreement between QLT Inc. and Suzanne M. Cadden effective September 15, 2011.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QLT INC.
Date: September 16, 2011	By:	/s/ Robert L. Butchofsky
		Name:	Robert L. Butchofsky
		Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.55	Employment Agreement between QLT Inc. and Suzanne M. Cadden dated September 14, 2010, as amended by the Addendum dated September 14, 2011.

10.56	Change of Control Agreement between QLT Inc. and Suzanne M. Cadden effective September 15, 2011.

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